Mail Stop 4561
February 17, 2006

Mr. Larry M. Rinehart
President and Chief Executive Officer
PFF Bancorp, Inc.
350 South Garey Avenue
Pomona, CA 91766


Re:	PFF Bancorp, Inc.
	Form 10-K for Fiscal Year Ended March 31, 2005
      Filed June 14, 2005
	Form 10-Q for Quarter Ended December 31, 2005
	File Number: 001-16845


Dear Mr. Rinehart:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


						John P. Nolan
      Accounting Branch Chief